Exhibit 99.1

REPORT OF INDEPENDENT AUDITORS

Shareholders

Heartland Bancshares, Inc.

Sebring, Florida

We have audited the accompanying consolidated balance sheets of Heartland Bancshares, Inc. and Subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Heartland Bancshares, Inc. and its subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ OSBURN, HENNING AND COMPANY

Orlando, Florida

February 27, 2004

HEARTLAND BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

	2003	2002
ASSETS
Cash and due from banks	$5,048,023	$4,279,543
Federal funds sold	6,720,604	8,708,712

Total Cash and Cash Equivalents	11,768,627	12,988,255
Securities held to maturity	8,002,437	—
Securities available for sale	8,238,609	14,361,599
Loans:
Commercial, financial and agricultural	20,990,891	18,071,569
Real estate – mortgage	41,305,918	27,295,228
Installment and consumer lines	19,528,144	14,895,343

Total Loans	81,824,953	60,262,140
Less: Allowance for loan losses	(779,222)	(606,971)

Net Loans	81,045,731	59,655,169
Property and equipment	2,745,568	2,753,980
Other assets	962,327	652,720

TOTAL ASSETS	$112,763,299	$90,411,723

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing demand	$21,679,621	$17,366,253
Savings, NOW and money market	51,709,094	37,327,928
Time deposits under $100,000	18,537,522	17,506,373
Time, $100,000 and over	10,792,541	10,146,274

Total Deposits	102,718,778	82,346,828
Short-term borrowings	1,493,033	1,218,990
Long-term debt	725,000	225,000
Other liabilities	790,296	233,792

Total Liabilities	105,727,107	84,024,610

Commitments and Contingencies (Note 12)

Shareholders’ Equity
Common stock, $.10 par value, 10,000,000 shares authorized; 657,030 and 652,030 shares issued and outstanding	65,703	65,203
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Additional paid-in capital	6,486,652	6,437,152
Retained earnings (deficit)	494,108	(255,897)
Accumulated other comprehensive income (loss)	(10,271)	140,655

Total Shareholders’ Equity	7,036,192	6,387,113

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$112,763,299	$90,411,723

See notes to consolidated financial statements.

HEARTLAND BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2003	2002
Interest Income:
Interest and fees on loans	$4,497,793	$3,268,316
Interest on securities	454,006	930,533
Interest on federal funds sold	104,943	82,598

Total Interest Income	5,056,742	4,281,447

Interest Expense:
Interest on deposits	1,091,959	1,098,273
Interest on borrowings	13,522	17,460

Total Interest Expense	1,105,481	1,115,733

Net Interest Income	3,951,261	3,165,714

Provision for Loan Losses	(185,782)	(229,640)

Net Interest Income After Provision For Loan Losses	3,765,479	2,936,074

Noninterest Income:
Service charges and fees	308,823	285,815
Gain (loss) on sale of securities	(2,772)	87,017
Gain on sale of loans	206,175	59,484
Other income	83,248	13,617

Total Noninterest Income	595,474	445,933

Noninterest Expense:
Salaries and employee benefits	1,593,046	1,319,444
Occupancy expenses	221,580	213,605
Equipment expenses	226,610	203,638
Other operating expenses	1,104,184	1,008,467

Total Noninterest Expense	3,145,420	2,745,154

Income Before Income Taxes	1,215,533	636,853

Income Tax Provision	465,527	202,461

NET INCOME	$750,006	$434,392

Basic Earnings Per Share	$1.15	$.67

Earnings Per Diluted Share	$1.12	$.65

See notes to consolidated financial statements.

HEARTLAND BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock Par Value	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
BALANCE DECEMBER 31, 2001	$65,203	$6,437,152	$(690,289)	$64,939	$5,877,005

Comprehensive Income:
Net income	—	—	434,392	—	434,392
Other comprehensive income:
Change in unrealized gain on securities available for sale	—	—	—	75,716	75,716

Total Comprehensive Income	—	—	—	—	510,108

BALANCE DECEMBER 31, 2002	65,203	6,437,152	(255,897)	140,655	6,387,113

Exercise of stock options	500	49,500	—	—	50,000

Comprehensive Income:
Net income	—	—	750,006	—	750,006
Other comprehensive income:
Change in unrealized gain on securities available for sale	—	—	—	(150,926)	(150,926)

Total Comprehensive Income	—	—	—	—	599,080

Rounding	—	—	(1)	—	—

BALANCE DECEMBER 31, 2003	$65,703	$6,486,652	$494,108	$(10,271)	$7,036,192

See notes to consolidated financial statements.

HEARTLAND BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2003	2002
OPERATING ACTIVITIES
Net income	$750,006	$434,392
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(58,468)	183,087
Provision for loan losses	185,782	229,640
Depreciation and amortization	245,579	224,600
Gain or loss on sale of securities	2,772	(87,017)
Net amortization on securities	216,877	126,443
Change in year-end balances of:
Interest receivable	(68,302)	(68,775)
Interest payable	(5,002)	(7,333)
Other accounts – net	499,790	25,980

Net Cash Provided By Operating Activities	1,769,034	1,061,017

INVESTING ACTIVITIES
Net funding of loans	(21,575,233)	(23,725,533)
Purchases of securities available for sale	(7,254,522)	(14,518,035)
Purchases of securities held to maturity	(8,011,559)	—
Sales or calls of securities available for sale	3,995,744	8,026,804
Maturities and principal collections on securities available for sale	8,924,092	9,488,288
Acquisition of property and equipment	(263,177)	(109,451)

Net Cash Used In Investing Activities	(24,184,655)	(20,837,927)

FINANCING ACTIVITIES
Net increase in deposits	20,371,950	22,174,925
Net increase in short-term borrowings	274,043	1,161,443
Proceeds from long-term debt	500,000	225,000
Exercise of stock options	50,000	—

Net Cash Provided By Financing Activities	21,195,993	23,561,368

Net Increase (Decrease) in Cash and Cash Equivalents	(1,219,628)	3,784,458

Cash and Cash Equivalents:
Beginning of year	12,988,255	9,203,797

End of year	$11,768,627	$12,988,255

SUPPLEMENTAL DISCLOSURE
Interest paid	$1,121,456	$1,123,066

Income taxes paid	$6,500	$—

See notes to consolidated financial statements.

HEARTLAND BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATIONAL BACKGROUND AND BASIS OF PRESENTATION

Heartland Bancshares, Inc. (the Company) is a registered bank holding company which owns 100% of a national bank, Heartland National Bank (the Bank). The Bank is a nationally-chartered full-service commercial banking institution with its main office in Sebring, Florida and branch offices in Lake Placid and Avon Park, Florida. The Bank opened for business September 7, 1999.

The accompanying consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and balances have been eliminated.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Comprehensive Income

The Company reports comprehensive income in addition to net income or loss. Comprehensive income is comprised of net income and items of “other comprehensive income”. The Bank’s only item of other comprehensive income is the unrealized gain or loss on its available for sale investment securities portfolio.

Investment Securities

Securities Available for Sale

Securities which are used for asset/liability, liquidity, and other funds management purposes are classified as securities available for sale. These securities have indefinite holding periods and are accounted for on a fair value basis with net unrealized gains and losses included in other comprehensive income.

Securities Held to Maturity

Securities which management has the intent and ability to hold until contractual maturity are classified as securities held to maturity. These securities are carried at their amortized cost, and are not adjusted for market value fluctuations.

Amortization and accretion of premiums and discounts are recognized as adjustments to interest income. Realized gains and losses are recognized using the specific identification method.

Loans and Allowance For Loan Losses

Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amounts outstanding except for those classified as nonaccrual loans. The accrual of interest is discontinued when future collection of principal or interest in accordance with the contractual terms may be doubtful.

HEARTLAND BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans and Allowance For Loan Losses (Continued)

The allowance for loan losses is established through a provision for loan losses charged against operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans, industry historical loss experience, and other factors.

Loan fees, net of origination costs, are capitalized and amortized as yield adjustments over the respective loan terms. Interest and fees on loans includes loan fees of $153,514 and $107,821 in 2003 and 2002, respectively.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation computed on the straight-line and accelerated methods over the estimated useful lives of the assets. These lives are summarized as follows:

Asset	Estimated Lives
Buildings	39 years
Land improvements	15 years
Furniture and equipment	5 - 10 years

Maintenance and repairs are charged to operations, and improvements and additions are capitalized.

Computer Software

The Bank has computer software with a cost of $123,630 and $76,356 at December 31, 2003 and 2002, respectively, and a carrying amount of $55,740 and $29,730, respectively. This software, which is included in the caption “Other Assets” on the accompanying balance sheets, is being amortized on the straight-line basis over a three year period. Amortization in 2003 and 2002 was $21,263 and $25,373, respectively.

Income Taxes

The Company uses the liability method for accounting for deferred income taxes. This method requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

HEARTLAND BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash Flow Information

For purposes of the statements of cash flows, the Company considers cash and due from banks and federal funds sold as cash and cash equivalents.

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the periods. Earnings per diluted share are computed by dividing net income by the weighted average shares and common share equivalents outstanding during the periods. Dilutive common stock equivalents, which consist of stock options, assume the exercise of all outstanding stock options, using the treasury stock method. A reconciliation of these amounts follows:

	2003	2002
Weighted average shares	653,578	652,030
Dilutive shares under stock option plan	15,692	16,817

Shares used for fully diluted purposes	669,270	668,847

Stock Options

As permitted by applicable accounting principles, management has elected to disclose rather than to record the compensatory effect of stock options granted to employees and directors. The pro forma effect has been determined by use of the Black-Scholes option pricing model, assuming minimal or no volatility, minimal dividends and average lives and exercise probability by option class.

Other

The Company follows the policy of expensing advertising costs as incurred. Advertising and business development costs charged to operations were approximately $96,480 and $76,000 in 2003 and 2002, respectively.

Reclassifications

Certain items shown in the December 31, 2002 financial statements and footnotes have been reclassified to conform more closely to the 2003 presentation.

HEARTLAND BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 - SECURITIES

Amortized cost and estimated fair value of securities available for sale are as follows:

	December 31, 2003
	U. S. Government Agencies	Federal Reserve & FHLB Stock	Total
Amortized cost	$7,835,159	$441,900	$8,277,059
Gross unrealized:
Gains	33,241	—	33,241
Losses	(71,691)	—	(71,691)

Estimated fair value	$7,796,709	$441,900	$8,238,609

	December 31, 2002
	U. S. Government Agencies	Federal Reserve & FHLB Stock	Total
Amortized cost	$13,784,079	$366,050	$14,150,129
Gross unrealized:
Gains	211,470	—	211,470
Losses	—	—	—

Estimated fair value	$13,995,549	$366,050	$14,361,599

Amortized cost and estimated fair value of securities held to maturity at December 31, 2003 are as follows:

U. S. Government Agencies
Amortized cost	$8,002,437
Gross unrealized:
Gains	8,104
Losses	(20,605)

Estimated fair value	$7,989,936

The amortized cost and estimated fair value of securities at December 31, 2003 by contractual maturity, are shown below:

	Securities Held to Maturity		Available for Sale
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in:
One year or less	$8,002,437	$7,989,936	$—	$—
After one through five years	—	—	—	—
Mortgage-backed and other securities	—	—	8,277,059	8,238,609

	$8,002,437	$7,989,936	$8,277,059	$8,238,609

HEARTLAND BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 – SECURITIES (CONTINUED)

Securities available for sale were called or sold during 2003 and 2002 for gross sales proceeds of $3,995,744 and $8,026,804, respectively, resulting in gains (losses) of $(2,772) and $87,017 in those years. The stock in the Federal Reserve Bank and FHLB is carried at cost and is held pursuant to membership requirements of those two organizations.

Securities with a carrying amount of $5,773,661 and $3,303,994 at December 31, 2003 and 2002, respectively, were pledged for public funds or repurchase agreements.

NOTE 4 – ALLOWANCE FOR LOAN LOSSES AND NON-PERFORMING ASSETS

Activity in the allowance for loan losses during 2003 and 2002 is as follows:

	2003	2002
Beginning balance	$606,971	$393,051
Provision	185,782	229,640
Net charge-offs	(13,531)	(15,720)

Ending balance	$779,222	$606,971

The Bank had $121,437 in non-accrual loans at December 31, 2003. There were no non-accrual or other non-performing loans at December 31, 2002.

NOTE 5 – PROPERTY AND EQUIPMENT

The components of property and equipment, and the aggregate related accumulated depreciation and amortization at December 31, 2003 and 2002 are as follows:

	December 31,
	2003	2002
Land	$969,286	$969,286
Buildings and land improvements	1,582,031	1,440,469
Furniture and equipment	1,004,939	882,976
Construction in process	—	47,620

	3,556,256	3,340,351
Less accumulated depreciation	(810,688)	(586,371)

	$2,745,568	$2,753,980

Depreciation expense during 2003 and 2002 was $224,316 and $199,227, respectively.

HEARTLAND BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 – DEPOSITS

At December 31, 2003, the scheduled maturities of time certificates of deposit during the next five years are as follows:

(In Thousands)
2004	$19,537
2005	5,854
2006	540
2007	2,323
2008	825

NOTE 7 – SHORT-TERM BORROWINGS

During 2003 and 2002, the Bank periodically sold securities to customers under repurchase agreements. These borrowings are collateralized by investment securities owned by the Bank. The amount outstanding under these agreements at December 31, 2003 and 2002 was $1,493,033 and $1,218,990, respectively, with average amounts outstanding of $1,015,056 and $1,375,827 during those years. The average interest rate, which is indexed to the Federal Funds target rate, was .25% and .9% for 2003 and 2002, respectively. Interest expense on these borrowings for 2003 and 2002 was $2,549 and $12,027, respectively.

The Bank has $4 million in unsecured federal funds purchased lines available to it from correspondent banks for future needs.

NOTE 8 – LONG-TERM DEBT

During June 2002 the Company entered into a loan agreement with an unrelated bank under which up to $1 million in borrowings is available to the Company. The loan bears interest at prime less 1%, with a floor of 4.75%. The terms are interest-only, with interest payable monthly, until June 28, 2004 at which time any unpaid interest and all outstanding principal is due in full. As of December 31, 2003, the Company had drawn $725,000 under the line, all of which was invested in the capital of the subsidiary bank. Interest on this borrowing was $10,973 and $5,433 in 2003 and 2002, respectively.

The Company has pledged all of its stock holdings in the Bank as collateral under this line.

HEARTLAND BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 – OTHER OPERATING EXPENSES

The more significant components of other operating expenses for 2003 and 2002 were as follows:

	2003	2002
Data and item processing	$317,751	$305,525
Legal and professional	106,049	101,302
Marketing and business development	96,480	76,064
Stationery and supplies	90,755	63,454
Correspondent bank charges	63,892	35,423
Loan & collection expense	52,339	58,342
Insurance	43,299	44,960
Regulatory assessments	35,163	52,809
Conversion of EDP system	24,600	73,534

NOTE 10 – INCOME TAXES

Components of income taxes for 2003 and 2002 are as follows:

	2003
	Current	Deferred	Total
Federal	$448,577	$(49,868)	$398,709
State	75,418	(8,600)	66,818

Total	$523,995	$(58,468)	$465,527

	2002
	Current	Deferred	Total
Federal	$13,756	$129,987	$143,743
State	5,618	53,100	58,718

Total	$19,374	$183,087	$202,461

Deferred taxes included in 2003 and 2002 operations represent the estimated future tax benefit attributable to the change in cumulative differences between the book and tax bases of assets and liabilities. The more significant temporary differences and related deferred tax assets and liabilities at December 31, 2003 and 2002 are as follows:

	December 31,
	2003	2002
Temporary Differences
Deferred tax on deductible differences:
Pre-opening and organizational costs	$17,059	$38,800
Loan loss reserve	249,210	184,400
Unrealized loss on securities	28,422	—

	294,691	223,200

Deferred tax on taxable differences:
Property and equipment basis difference	34,501	49,900
Unrealized gain on securities	—	70,572

	34,501	120,472

Net asset included in financial statements	$260,190	$102,728

HEARTLAND BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 – INCOME TAXES (CONTINUED)

A reconciliation of the difference between the recorded income tax and that which might be expected by application of the federal statutory corporate income tax rate of 34% follows:

	2003		2002
	Income Tax	Rate	Income Tax	Rate
Income tax expected at statutory rate	$413,281	34.00%	$216,530	34.00%
Tax exempt income	(14,624)	(1.20)%	(7,261)	(1.14)%
State income tax, net of federal income tax	47,038	3.90%	36,624	5.75%
Rate differential in use of net operating loss	—	—	(43,432)	(6.82)%
Other	19,832	1.60%	—	—

	$465,527	38.30%	$202,461	31.79%

The Company and the Bank file consolidated income tax returns. Tax is allocated between the entities under a tax sharing agreement on a separate entity basis.

NOTE 11 – LOANS TO RELATED PARTIES

The Bank periodically makes loans to officers and directors, and companies in which they hold a 10 percent or more beneficial ownership. The balance outstanding under these loans at December 31, 2002 was $1,671,244. During 2003, additional advances and principal reductions amounted to $2,279,249 and $1,947,068, respectively, resulting in a balance at December 31, 2003 of $2,003,426. These loans were made in the normal course of business at prevailing interest rates and terms.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Financial Instruments With Off-Balance-Sheet Risk

The financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business to meet the financing needs of customers. These include commitments to extend credit and honor stand-by letters of credit. These instruments involve, to varying degrees, elements of credit, interest rate and liquidity risks in excess of amounts reflected in the balance sheets. The extent of the Bank’s involvement in these commitments or contingent liabilities is expressed by the contractual, or notional, amounts of the instruments.

HEARTLAND BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12 – COMMITMENTS AND CONTINGENCIES (CONTINUED)

Financial Instruments With Off-Balance-Sheet Risk (Continued)

Commitments to extend credit, which amounted to approximately $22 million and $16 million at December 31, 2003 and 2002, respectively, represent legally binding agreements to lend to customers with fixed expiration dates or other termination clauses. Since many commitments are expected to expire without being funded, committed amounts do not necessarily represent future liquidity requirements. The amount of collateral obtained, if any, is based on management’s credit evaluation in the same manner as though an immediate credit extension were to be granted.

Stand-by letters of credit are conditional commitments issued by the Bank guaranteeing the performance of a customer to a third party. The decision whether to guarantee such performance and the extent of collateral requirements are made considering the same factors as are considered in credit extension. At December 31, 2003 and 2002, the Bank had outstanding stand-by letters of credit with face amounts of approximately $458,000 and $146,000, respectively.

The Company expects no significant losses to be realized in the performance of its obligations under any of the above instruments.

Concentrations of Credit Risk

The Bank originates residential and commercial real estate loans, agriculture loans, and other consumer and commercial loans primarily in its Highlands County market area. In addition, the Bank may participate in loans originated by other banks or sell loans it originates to other banks. Although the Bank has a diversified loan portfolio, a substantial portion of its borrowers’ ability to repay their loans is dependent upon economic conditions in the market areas of its borrowers.

Use of Estimates in Preparation of Financial Statements

The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. For the Company, such estimates significantly affect the amount at which the allowance for loan losses is carried, the amount of the deferred tax assets that are dependent upon future taxable income and the likelihood and timing of realization of such assets, the estimates and assumptions under which the estimated fair value of financial instruments was derived, and other factors and amounts entering into the preparation of the financial statements. All such estimates relate to unsettled transactions and events as of the date of the financial statements and, accordingly, upon settlement it is likely that actual amounts will differ from currently estimated amounts.

HEARTLAND BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

401(k) Plan

The Bank has a 401(k) plan under which full-time employees who meet certain age and service requirements may participate. Under this plan, the Bank may match a discretionary amount within applicable limitations. The charge to operations for the Bank’s share of this cost was $27,843 and $26,200 for 2003 and 2002, respectively.

NOTE 13 - DIVIDEND RESTRICTIONS

The payment of dividends by the Company is dependent upon dividends it receives from the Bank. The payment of dividends by the Bank is subject to various restrictions set forth by law. Such restrictions generally limit dividends to an amount not exceeding net income for the current and two preceding years, less any dividends paid during such period. In addition, see Note 15 for indirect limitations relating to the requirements of certain minimum capital amounts.

NOTE 14 - STOCK OPTION PLAN

The Company’s shareholders have approved a stock option plan permitting the granting of options for up to 90,000 shares of the Company’s common stock to selected Bank officers and employees, and up to 40,000 shares to the Company’s directors.

The activity in the Company’s stock options during 2003 and 2002 was as follows:

	2003		2002
	Options	Exercise Price	Options	Exercise Price
Beginning balance	82,500	$10.35	72,500	$10.00
Granted	—	$—	10,000	$12.85
Forfeited	—	$—	—	$—
Exercised	(5,000)	$10.00	—	$—

Ending balance	77,500	$10.37	82,500	$10.35

Options granted under the officers’ and employees’ plan become exercisable 20% in the year of grant, and 20% over each of the next four years. The exercise price of these options is the deemed fair value on the date of grant. Any options not exercised expire ten years after their date of grant. Options granted under the directors’ plan generally have the same terms as the officers’ options, except that they vest over a five year period beginning with the first anniversary of the grant date.

HEARTLAND BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 14 - STOCK OPTION PLAN

Of the options outstanding at each year-end, 63,500 and 52,000 were exercisable at December 31, 2003 and 2002, respectively. The weighted average remaining contractual life at December 31, 2003 is 6 years.

As permitted, the Company has elected to disclose the pro forma compensatory effect of its options rather than to record such effect. Had the options been recorded, compensation and income would have been as follows:

	2003	2002
Compensation as recorded	$1,593,046	$1,319,444
Pro forma effect of options for year	65,318	65,318

Pro forma compensation	$1,658,364	$1,384,762

Net income as reported	$750,006	$434,392
Pro forma effect of options for year	(65,318)	(52,943)

Pro forma net income	$684,688	$381,449

Per Share Data

Basic, as reported	$1.15	$.67
Pro forma effect of options	(.10)	(.08)

Pro forma basic	$1.05	$.59

Fully diluted, as reported	$1.12	$.65
Pro forma effect of options	(.10)	(.08)

Pro forma fully diluted	$1.02	$.57

NOTE 15 – REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, a bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. A bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

HEARTLAND BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15 – REGULATORY MATTERS (CONTINUED)

Quantitative measures established by regulation to ensure capital adequacy require banks to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. If such minimum amounts and ratios are met, the bank is considered “adequately capitalized”. If a bank exceeds the requirements of “adequately capitalized”, and meets even more stringent minimum standards, it is considered “well capitalized”. Management believes as of December 31, 2003 and 2002, both the consolidated Company and the Bank met all capital adequacy requirements to which they were subject.

The tables below show the total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios on a consolidated basis and for the Bank at December 31, 2003 and 2002, and the minimum amounts and ratios needed to meet the definition of “well capitalized”.

	Actual		Minimum Amount and Ratio to Remain Well Capitalized
	Amount	Ratio	Amount	Ratio
	(Thousands)		(Thousands)
As of December 31, 2003:

Total Capital (to Risk-Weighted Assets)
Consolidated	$7,825	9.3%	$8,413	10.0%
Subsidiary bank	$8,467	10.1%	$8,413	10.0%

Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$7,046	8.4%	$5,048	6.0%
Subsidiary bank	$7,688	9.1%	$5,048	6.0%

Tier 1 Capital (to Average Assets)
Consolidated	$7,046	6.5%	$5,426	5.0%
Subsidiary bank	$7,688	7.1%	$5,426	5.0%

HEARTLAND BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15 – REGULATORY MATTERS (CONTINUED)

	Actual		Minimum Amount and Ratio to Remain Well Capitalized
	Amount	Ratio	Amount	Ratio
	(Thousands)		(Thousands)
As of December 31, 2002:

Total Capital (to Risk-Weighted Assets)
Consolidated	$6,856	10.8%	$6,330	10.0%
Subsidiary bank	$6,975	11.0%	$6,330	10.0%

Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$6,246	9.9%	$3,798	6.0%
Subsidiary bank	$6,368	10.1%	$3,798	6.0%

Tier 1 Capital (to Average Assets)
Consolidated	$6,246	7.5%	$4,179	5.0%
Subsidiary bank	$6,368	7.6%	$4,179	5.0%

NOTE 16 – HEARTLAND BANCSHARES, INC. (PARENT COMPANY - ONLY) FINANCIAL INFORMATION

Condensed Balance Sheets

	December 31,
	2003	2002
Assets
Cash and cash equivalents	$76,404	$50,587
Investment in bank subsidiary, at equity	7,677,924	6,552,690
Taxes receivable	10,794	4,972
Deferred tax asset	1,545	3,864

Total Assets	$7,766,667	$6,612,113

Long-term debt	$725,000	$225,000
Current liability	5,475	—

Total Liability	730,475	225,000

Shareholders’ Equity	7,036,192	6,387,113

Total Liabilities and Shareholders’ Equity	$7,766,667	$6,612,113

HEARTLAND BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 16 – HEARTLAND BANCSHARES, INC. (PARENT COMPANY - ONLY) FINANCIAL INFORMATION (CONTINUED)

Condensed Statements of Operations

	Year Ended December 31,
	2003	2002
Income	$—	$—

Expenses:
Miscellaneous operating expense	34,629	21,525
Income tax benefit	(8,475)	(6,951)

	26,154	14,574

Loss Before Equity in Earnings of Subsidiary	(26,154)	(14,574)

Equity in earnings of subsidiary	776,160	448,966

Net Income	$750,006	$434,392

Condensed Statements of Cash Flows

	Year Ended December 31,
	2003	2002
Operating Activities:
Net income	$750,006	$434,392
Deferred income tax	—	(1,150)
Change in taxes due or payable	1,971	(5,801)
Refund of payroll taxes	—	830
Equity recognition of subsidiary’s earnings	(776,160)	(448,966)

Net Cash Used In Operating Activities	(24,183)	(20,695)

Investing Activities:
Investment in bank stock	(500,000)	(350,000)

Net Cash Used In Investing Activities	(500,000)	(350,000)

Financing Activities:
Funding from long-term debt	500,000	225,000
Sale of stock	50,000	—

Net Cash Used In Financing Activities	550,000	225,000

Net Increase (Decrease) in Cash	25,817	(145,695)

Cash and Cash Equivalents at:
Beginning of Year	50,587	196,282

End of Year	$76,404	$50,587

HEARTLAND BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 17 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The table which follows shows the estimated fair value and the related carrying amounts of the Bank’s financial instruments at December 31, 2003.

For purposes of this disclosure, the estimated fair value for cash and cash equivalents is considered to approximate their carrying amounts. The estimated fair value for securities is based on quoted market values for the individual or equivalent securities. The estimated fair value for loans is based on interest rates the Bank would have charged borrowers at December 31, 2003 for similar loans, maturities and terms.

The estimated fair value for demand and savings deposits is based on their carrying amount. The estimated fair value for time deposits is based on rates the Bank offered at December 31, 2003 for deposits of similar remaining maturities. The estimated fair value for long-term debt is based upon the lender’s current offerings, as of December 31, 2003, for similar credit. The estimated fair value for other financial instruments and off-balance-sheet loan commitments are considered to approximate carrying amounts at December 31, 2003. Assets and liabilities of the Bank that are not defined as financial instruments, such as premises and equipment, are excluded from these disclosures.

	Carrying Amount	Estimated Fair Value
	(Thousands)
Financial Assets:
Cash and cash equivalents	$11,769	$11,769
Securities available for sale	8,238	8,238
Securities held to maturity	8,002	7,990
Net loans	81,046	81,375

Financial Liabilities:
Demand and savings deposits	73,389	73,389
Time deposits	29,330	29,445
Short-term borrowings	1,493	1,493
Long-term debt	725	725

Non-financial instruments typically not recognized in the financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, customer goodwill, and similar items.

While these estimates of fair value are based on management’s judgment of the most appropriate factors, there is no assurance that, were the Bank to have disposed of such items at December 31, 2003, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 2003 should not necessarily be considered to apply at subsequent dates.